Exhibit 99.1
Amkor Announces Dismissal of Securities Lawsuit by Federal Court
CHANDLER, Ariz., September 27, 2007 — Amkor Technology, Inc. (NASDAQ: AMKR) announced today that the United States District Court for the District of Arizona has granted Amkor’s motion to dismiss the purported consolidated class action lawsuit filed against Amkor and certain of its present and former officers and directors. The lawsuit, entitled Nathan Weiss et al. v. Amkor Technology, Inc., et al., (CV 07-0278-PHX-PGR), had alleged improprieties in certain stock option grants and that the defendants had improperly recorded and accounted for the options and made disclosures that violated certain provisions of the Securities Exchange Act of 1934. In its Order dated September 25, 2007, the Court dismissed with prejudice all claims against all defendants.
Amkor also announced that the United States District Court for the District of Arizona has granted Amkor’s motion to dismiss the purported shareholder derivative lawsuit entitled Scimeca v. Kim, et al (CV 06-0562-PHX-PGR), filed against Amkor, as a nominal defendant, and certain of Amkor’s current and former officers and directors. The lawsuit included claims for violation of certain provisions of Federal securities law, breach of fiduciary duty, waste of corporate assets, and is generally based on the same allegations as in the securities class action lawsuit. The Court dismissed the case citing, among other things, the plaintiff’s failure to make a demand on Amkor’s board of directors seeking the desired relief before filing the lawsuit.
Amkor does not know whether the plaintiffs in either case will appeal the decision or take further action.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Contact:
Amkor Technology, Inc.
Gil C. Tily
Corporate Vice President & General Counsel
480-821-5000 ext. 5162